                                                                  EXHIBIT 99.1
[CENDANT LOGO]



      CENDANT REPORTS RECORD RESULTS FOR FOURTH QUARTER AND FULL YEAR 2002

     4Q 2002 Adjusted EPS from Continuing Operations Increased 38% to $0.29

           4Q 2002 Reported EPS from Continuing Operations Was $0.24,
                      Versus a Loss of ($0.33) in 4Q 2001

               4Q 2002 Revenue Increased 54% (5% Organically) and
                 Adjusted EBITDA Increased 22% (16% Organically)

  Full Year 2002 Adjusted EPS from Continuing Operations Increased 31% to $1.26

  Full Year 2002 Reported EPS from Continuing Operations Was $1.04 Versus
                                $0.36 in 2001

     Company Reiterates its Projection of 2003 Reported EPS from Continuing
           Operations of $1.46, representing a 40% Increase Over 2002

NEW YORK, NY, FEBRUARY 5, 2003 - Cendant Corporation (NYSE: CD) today reported record fourth quarter 2002 Adjusted EPS from continuing operations of $0.29, an increase of 38% year over year, in line with the Company's projection. Reported EPS from continuing operations was $0.24, up from a loss of ($0.33) last year. Reported EPS from continuing operations in fourth quarter 2002 includes a $0.06 per share non-cash charge to reserve for the Company's estimated liability for all remaining CUC-related securities litigation. As previously disclosed, the Company also recognized a $0.03 per share D&O insurance recovery benefit in connection with the settlement of CUC-related shareholder derivative actions. The Company also affirmed that it expects reported EPS from continuing operations of $1.46 in 2003, an increase of 40% over 2002.

Cendant's Chairman, President and CEO, Henry R. Silverman, stated: "The diversity and scale of our business model, which we use to manage risk, proved successful again in the fourth quarter. Despite the continued challenging environment for travel and corporate spending, the majority of our businesses performed at or ahead of plan, enabling us to achieve record results.

"During the fourth quarter, we continued to deploy our free cash flow primarily to strengthen our balance sheet. Exclusive of the approximately $600 million we temporarily drew on our revolving credit facility to complete the Budget transaction, we retired approximately $240 million in long-term debt and repurchased $79 million in stock. We also renewed and upsized our revolving credit facility and, in January, we issued $2 billion in medium-term notes, which, along with our expected 2003 free cash flow of approximately $2 billion, should give us significant financial flexibility to continue to repay debt and repurchase stock. (Net cash provided by operating activities exclusive of management and mortgage programs is projected to be at least $2 billion.)

"I am also pleased to report that, for the full year 2002, we generated revenue growth of 64%, including 3% organic growth, and Adjusted EBITDA growth of 32%, including 11% organic growth. During the fourth quarter, our revenue growth was 54%, including 5% organic growth, and our Adjusted EBITDA growth was 22%, including 16% organic growth." See Table 10 for more information regarding our organic growth.

RECONCILIATION OF FOURTH QUARTER REPORTED EPS TO ADJUSTED EPS
Adjusted EPS excludes items that are of a non-recurring or unusual nature, including securities litigation costs and acquisition and integration related costs consisting primarily of the non-cash amortization of the pendings and listings intangible asset from real estate brokerage acquisitions. In 2001, Adjusted EPS also excludes certain effects on our operations from the September 11 terrorist attacks and Homestore.com related items. Because Adjusted EPS excludes non-recurring and unusual items, management believes it is a useful measure of the Company's operating performance in 2001 and 2002. Adjusted EPS is a non-GAAP (generally accepted accounting principles) measure and should be viewed in addition to, and not in lieu of, the Company's reported EPS. The following table reconciles reported EPS from continuing operations to Adjusted EPS from continuing operations, identifying the items reflected in reported EPS that are considered to be of an unusual or non-recurring nature for purposes of deriving Adjusted EPS. Fourth quarter 2002 will be the last quarter that Cendant provides Adjusted EPS figures. Hereafter, the Company's disclosures will focus on reported EPS. Fourth quarter 2001 amounts do not add due to a change in the weighted average shares used in calculating EPS for reported and Adjusted results:


                                                    FOURTH      FOURTH                       FIRST CALL
                                                    QUARTER     QUARTER         %            CONSENSUS
                                                      2002        2001(4)    CHANGE           ESTIMATE
                                                 ----------    --------      -------          --------
Reported EPS from Continuing Operations          $   0.24      ($0.33)                       $    0.29
     Shareholder litigation and related
       costs(1)                                      0.05        0.04
     Acquisition and integration related
       costs(2)                                      0.01        0.07
     Costs related to 9/11 terrorist attacks(3)     (0.01)       0.13
     Losses related to equity in Homestore.com         --        0.31
                                                 --------     -------
ADJUSTED EPS FROM CONTINUING OPERATIONS          $   0.29     $  0.21          38%           $   0.29
                                                 ========     =======        =======         ========

(1) In 2002, this amount includes a non-cash charge of $0.06 per share to reserve for the Company's estimated liability in all remaining CUC-related securities litigation and ongoing costs related to the CUC related securities litigation, partially offset by a credit of $0.03 per share related to the D&O liability insurance recovery in connection with settlement of the CUC related shareholder derivative actions.
(2) In 2002, this charge is primarily the non-cash amortization of the pendings and listings intangible asset from real estate brokerage acquisitions.

(3) In 2002, this amount represents a non-cash credit related to changes in the Company's restructuring costs incurred as a result of the September 11, 2001 terrorist attacks, compared to original estimates.
(4) Please see the Company's fourth quarter 2001 earnings release dated February 6, 2002 for a detailed description of the reconciling items between reported and Adjusted EPS for fourth quarter 2001.

FOURTH QUARTER ACCOMPLISHMENTS
The Company had several important accomplishments during the fourth quarter of 2002:

         o Retired approximately $240 million of long-term debt including $143 million carrying amount of our zero coupon convertible debentures due May 2021, $76 million of our 7 3/4% notes due December 2003, and $24 million of our 11% senior subordinated notes due May 2009. See Table 6 for more detailed information.

         o Repurchased $79 million in common stock at an average price of $11.42 per share.

         o Renewed and upsized our revolving credit facility to $2.9 billion with a three-year term.

         o Completed the acquisition of certain assets of Budget Group, Inc. for a total transaction cost of approximately $600 million.

         o Announced that, beginning in 2003, the Company will discontinue reporting Adjusted EPS and Adjusted EBITDA.

FOURTH QUARTER 2002 SEGMENT RESULTS
The following discussion of operating results addresses segment revenue and Adjusted EBITDA, which is defined as earnings from continuing operations before non-program related interest, income taxes, non-program related depreciation and amortization, minority interest and, in 2001, Homestore.com related items. Adjusted EBITDA also excludes certain items that are of a non-recurring or unusual nature and are not measured in assessing segment performance including, in 2001, certain effects on our operations from the September 11 terrorist attacks. See Table 2 for a detailed description of each item excluded from Adjusted EBITDA. We believe this metric is the most informative presentation of how management evaluated performance and allocated resources in 2001 and 2002. Fourth quarter 2002 will be the last quarter that Cendant provides Adjusted EBITDA figures. Hereafter, the Company's disclosures will focus on reported EBITDA and that is how we will measure and allocate resources to our segments prospectively. Revenue and Adjusted EBITDA are expressed in millions.

REAL ESTATE SERVICES
(Consisting of the Company's real estate franchise brands, brokerage operations, mortgage services and relocation services.)

                                2002                   2001          %  CHANGE
-------------------------------------------------------------------------------
REVENUES                       $1,506                  $532              183%
-------------------------------------------------------------------------------
ADJUSTED EBITDA                $  279                  $289               (3%)
-------------------------------------------------------------------------------

Revenues and Adjusted EBITDA were positively impacted by real estate brokerage acquisitions (primarily NRT in April 2002) and by growth in our real estate franchise business due to increases in transaction volume and price. Strong growth in mortgage production revenue was offset by increased mortgage servicing amortization due to continued high refinancing activity. Although mortgage revenues were below the record levels achieved in fourth quarter 2001, the mortgage business was significantly profitable during fourth quarter 2002. Revenues and Adjusted EBITDA were also negatively impacted by a modest decline in relocation volumes, owing to a continued weak corporate spending environment.

HOSPITALITY
(Consisting of the Company's nine franchised lodging brands, timeshare exchange and interval sales, and vacation rental.)

                                2002                   2001            % CHANGE
-------------------------------------------------------------------------------
REVENUES                       $541                   $369                 47%
--------------------------------------------------------------------------------
ADJUSTED EBITDA                $135                   $103                 31%
--------------------------------------------------------------------------------

Revenues and Adjusted EBITDA increased primarily due to the acquisitions of Trendwest and Equivest in 2002. In addition, operating results were favorably impacted by organic growth in RCI timeshare exchange revenues, Fairfield timeshare unit sales and higher revenues per available room at our franchised lodging operations.

TRAVEL DISTRIBUTION
(Consisting of electronic global distribution services for the travel industry and travel agency services.)
                                    2002              2001            %  CHANGE
-------------------------------------------------------------------------------
REVENUES                            $381              $362                 5%
-------------------------------------------------------------------------------
ADJUSTED EBITDA                     $119              $102                17%
-------------------------------------------------------------------------------

Revenues and Adjusted EBITDA increased primarily due to growth in Galileo booking volumes and the acquisition of Galileo distribution partners in Italy and Ireland. Adjusted EBITDA also benefited from the success of cost reduction efforts in connection with the integration of Galileo and Cheap Tickets.

VEHICLE SERVICES
(Consisting of car rental, vehicle management services and fuel card services.)

                                     2002            2001            %  CHANGE
-------------------------------------------------------------------------------
REVENUES                            $1,127          $879                  28%
-------------------------------------------------------------------------------
ADJUSTED EBITDA                     $   72          $ 14                 414%
-------------------------------------------------------------------------------

Revenues and Adjusted EBITDA increased primarily due to strong results at the Avis car rental business, reflecting continued increases in both pricing and market share. Operating results also were modestly benefited by the acquisition of certain assets of Budget Group, Inc. in November 2002.

FINANCIAL SERVICES
(Consisting of individual membership products, insurance-related services, financial services enhancement products and tax preparation services.)

                                      2002             2001           % CHANGE
-------------------------------------------------------------------------------
REVENUES                              $273             $342              (20%)
-------------------------------------------------------------------------------
ADJUSTED EBITDA                       $ 75             $ 51               47%
-------------------------------------------------------------------------------

Revenue declined while Adjusted EBITDA increased primarily due to the 2001 outsourcing of portions of the individual membership business to Trilegiant. As expected, the retained base of membership customers existing prior to the Trilegiant transaction continued to decline, resulting in lower revenues and lower corresponding operating costs to Cendant, and, therefore, higher margins. In addition, marketing expenses were lower quarter over quarter due to incremental solicitation efforts by Trilegiant during fourth quarter 2001, which were funded and expensed by the Company in connection with the transaction.

OTHER ITEMS

o Free cash flow for the twelve months ended December 31, 2002 was approximately $1.62 billion. See Table 8 for a reconciliation of free cash flow to net cash provided by operating activities.

o As of December 31, 2002, the Company had approximately $125 million of cash and cash equivalents, $5.6 billion of debt (including $600 million drawn on its revolving credit facility) and $375 million of preferred minority interest. In addition, the Company had $863 million of mandatorily convertible Upper DECS securities outstanding.

o As of December 31, 2002, the Company's net debt to total capital ratio was 36%. The Company's ratio of Adjusted EBITDA to net non-program related interest expense was 10 to 1 for the fourth quarter 2002.

o As of December 31, 2002, the Company had unused credit facilities of $1.3 billion. In addition, the Company had unused credit facilities of $1.5 billion related to its PHH subsidiary.

o Weighted average common shares outstanding, including dilutive securities, used to calculate Adjusted EPS from continuing operations, were 1.04 billion for the fourth quarter 2002 compared with 1.02 billion for the fourth quarter 2001. The increase was primarily from the issuance of common shares in connection with the acquisitions of Trendwest and NRT in 2002.

FULL YEAR 2002 RESULTS
Adjusted EPS from continuing operations was $1.26 in 2002 versus $0.96 in 2001, an increase of 31%. Reported EPS from continuing operations was $1.04 in 2002 versus $0.36 in 2001, an increase of 189%. Revenue was $14.1 billion in 2002 versus $8.6 billion in 2001, an increase of 64%. Adjusted EBITDA was $2.8 billion in 2002 versus $2.1 billion in 2001, an increase of 32%.

SUBSEQUENT EVENTS
Since December 2002, the Company has:

         o Issued a total of $2 billion in five-year and ten-year maturity bonds.

         o Utilized proceeds from the $2 billion bond issue to retire $1.7 billion of debt, including $600 million drawn on its revolving credit facility primarily to complete the Budget acquisition, $334 million carrying amount of our zero coupon convertible debentures due May 2021, $737 million of our 7 3/4% notes due December 2003, and $33 million of our 11% senior subordinated notes due May 2009.

         o Repurchased $33 million in common stock at an average price of $11.39 per share.

         o     Acquired the common interests of FFD Development Company, LLC
               (FFD) from an independent trust for approximately $27 million in cash plus approximately $58 million in acquired debt. FFD is the primary developer of timeshare inventory for Fairfield Resorts.

2003 OUTLOOK
As previously announced, the Company will no longer report Adjusted EBITDA or Adjusted EPS beginning with the results of the first quarter of 2003. The company projects the following range of reported EPS from continuing operations for 2003:


                                   FIRST            SECOND           THIRD            FOURTH        FULL
                                 QUARTER           QUARTER         QUARTER           QUARTER        YEAR
                            ------------    --------------   -------------    --------------     -------

2003                        $0.29 - 0.30      $0.42 - 0.44    $0.45 - 0.47      $0.27 - 0.29       $1.46
2002                               $0.31             $0.25           $0.24             $0.24       $1.04
% CHANGE                       (6% - 3%)         68% - 76%       88% - 96%         12% - 21%         40%
2002 (PRO FORMA)(1)                $0.31             $0.23           $0.24             $0.24       $1.01
% CHANGE                       (6% - 3%)         83% - 91%       88% - 96%         12% - 21%         45%


     * The comparability of the Company's earnings from 2002 to 2003 reflects the acquisitions of NRT and Budget's car and truck rental operations, the mortgage servicing rights asset write-down in third quarter 2002, the securities litigation charge recorded in fourth quarter 2002, and the debt extinguishment costs being incurred in first quarter 2003, which will be offset by reduced interest expense during the remainder of 2003. Additionally, reported EPS in any quarter may be impacted positively or negatively by non-recurring events not subject to forecasting.

   (1) 2002 pro forma results reflect reported EPS from continuing operations giving effect to the change in accounting policy effective in 2003 under generally accepted accounting principles whereby losses on the early extinguishment of debt are required to be reclassified to continuing operations, consistent with our presentation of 2003 projected reported EPS.

The Company also announced the following detailed financial projections for full year 2003 (in millions):


                                                 FULL YEAR 2002                     FULL YEAR 2003
                                                         ACTUAL                          PROJECTED
                                                 --------------                     --------------
REVENUE
   Real Estate Services                                  $4,687                     $6,300 -  6,500
   Hospitality                                            2,180                      2,600 -  2,700
   Travel Distribution                                    1,695                      1,800 -  1,900
   Vehicle Services                                       4,175                      5,800 -  6,000
   Financial Services                                     1,325                      1,150 -  1,200
   Corporate and Other                                       26                         25 -     50
                                                             --                    ----------------
Total Revenue                                           $14,088                    $17,675 - 18,350
REPORTED EBITDA
   Real Estate Services                                    $832                      $1,150 - 1,225
   Hospitality                                              625                         725 -   775
   Travel Distribution                                      526                         550 -   600
   Vehicle Services                                         408                         450 -   500
   Financial Services                                       450                         350 -   375
   Corporate and Other                                     (198)                        (75 -    50)
                                                         ------                     ---------------
Total Reported EBITDA                                    $2,643                      $3,200 - 3,375
Depreciation and amortization(1)                           (466)                       (565 -   580)
Amortization of pendings/listings                          (256)                        (25 -    30)
                                                         ------                     ---------------
Operating Income                                         $1,921                      $2,610 - 2,765
Interest expense, net                                      (262)                       (330 -   360)
Interest expense, net (pro forma)(2)                       (304)                       (330 -   360)
Minority interest                                           (22)                        (20 -    25)
Diluted weighted average shares outstanding(3)            1,043                       1,050 - 1,060

 * Projections do not reflect any potential impact from war, additional terrorist attacks or substantial changes to current economic conditions.
 *       The effective tax rate is expected to be approximately 33% in 2003.
(1) Depreciation and amortization and interest expense exclude program-related amounts, which are already reflected in reported EBITDA.
(2) 2002 pro forma interest expense gives effect to the change in accounting policy effective in 2003 under generally accepted accounting principles whereby losses on the early extinguishment of debt are required to be reclassified to interest expense, consistent with our presentation of 2003 interest expense.
(3) Diluted weighted average shares outstanding are expected to increase marginally in 2003 due to the full-year impact of the Trendwest and NRT acquisitions, which were completed in 2002 for stock, partially offset by anticipated stock repurchases.

INVESTOR CONFERENCE CALL
Cendant will host a conference call to discuss the fourth quarter results on Thursday, February 6, 2003, at 11:00 a.m. (EST). Investors may access the call live at www.cendant.com or by dialing (913) 981-4900. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (EST) on February 6, 2003 until 8:00 p.m. (EST) on February 13, 2003 at (719) 457-0820, access code: 605198.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE, INCLUDING THE PROJECTIONS, AND THE STATEMENTS ATTACHED HERETO CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN CENDANT'S FORM 10-Q/A FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2002.

SUCH FORWARD-LOOKING STATEMENTS INCLUDE PROJECTIONS. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF CENDANT OR ITS AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE AND OTHER UNCERTAINTIES AND CONTINGENCIES, INCLUDING BUT NOT LIMITED TO THE POTENTIAL IMPACT OF WAR OR TERRORISM, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF CENDANT AND ITS AFFILIATES. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.

MEDIA CONTACT:                                       INVESTOR CONTACTS:
Elliot Bloom                                         Sam Levenson
212-413-1832                                         212-413-1834

                                                     Henry A. Diamond
                                                     212-413-1920

                                      # # #

                                  Tables Follow

                                                                         TABLE 1

                      CENDANT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                                                      DECEMBER 31,            DECEMBER 31,
                                                                  --------------------    --------------------
                                                                    2002        2001        2002        2001
                                                                  --------    --------    --------    --------
REVENUES
      Service fees and membership-related, net                    $  2,762    $  1,648    $ 10,062    $  5,426
      Vehicle-related                                                1,075         827       3,979       3,134
      Other                                                             12          19          47          53
                                                                  --------    --------    --------    --------
Net revenues                                                         3,849       2,494      14,088       8,613
                                                                  --------    --------    --------    --------

EXPENSES
      Operating                                                      2,021         837       6,721       2,658
      Vehicle depreciation, lease charges and interest, net            561         511       2,094       1,789
      Marketing and reservation                                        333         328       1,392       1,114
      General and administrative                                       270         275       1,120         965
      Non-program related depreciation and amortization                129         148         466         477
      Other charges (credits):
         Acquisition and integration related costs (A)                  22         104         285         112
         Litigation and related costs, net                              77          58         103          86
         Restructuring and other unusual charges                       (14)        116         (14)        379
         Mortgage servicing rights impairment                         --            94        --            94
      Non-program related interest, net                                 69          73         262         252
                                                                  --------    --------    --------    --------
Total expenses                                                       3,468       2,544      12,429       7,926
                                                                  --------    --------    --------    --------
Gains on dispositions of businesses                                   --             5        --           443
                                                                  --------    --------    --------    --------
Losses on dispositions of businesses                                  --           (23)       --           (26)
                                                                  --------    --------    --------    --------
Impairment of investments                                             --          (441)       --          (441)
                                                                  --------    --------    --------    --------

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST AND
      EQUITY IN HOMESTORE.COM                                          381        (509)      1,659         663
Provision (benefit) for income taxes                                   128        (206)        556         220
Minority interest, net of tax                                            6           2          22          24
Losses related to equity in Homestore.com, net of tax                 --            21        --            77
                                                                  --------    --------    --------    --------
INCOME (LOSS) FROM CONTINUING OPERATIONS                               247        (326)      1,081         342
Income from discontinued operations, net of tax                       --            19          51          81
Loss on disposal of discontinued operations, net of tax (B)           --          --          (256)       --
                                                                  --------    --------    --------    --------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSSES AND CUMULATIVE EFFECT
       OF ACCOUNTING CHANGES                                           247        (307)        876         423

Extraordinary losses, net of tax                                      --          --           (30)       --
                                                                  --------    --------    --------    --------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES           247        (307)        846         423

Cumulative effect of accounting changes, net of tax                   --          --          --           (38)
                                                                  --------    --------    --------    --------
NET INCOME (LOSS)                                                 $    247    $   (307)   $    846    $    385
                                                                  ========    ========    ========    ========

CD COMMON STOCK INCOME (LOSS) PER SHARE
      BASIC
        Income (loss) from continuing operations                  $   0.24    $  (0.33)   $   1.06    $   0.37
        Net income (loss)                                             0.24       (0.31)       0.83        0.42

      DILUTED
        Income (loss) from continuing operations                  $   0.24    $  (0.33)   $   1.04    $   0.36
        Net income (loss)                                             0.24       (0.31)       0.81        0.41

WEIGHTED AVERAGE SHARES
      Basic                                                          1,034         978       1,019         869
      Diluted                                                        1,045         978       1,043         917

---------
(A) Includes non-cash amortization of pendings and listings of $17 million during the three months ended December 31, 2002 principally related to the acquisitions of real estate brokerages and $256 million during the twelve months ended December 31, 2002 principally related to the acquisition of NRT Incorporated.

(B) Includes $245 million of non-cash currency translation adjustment, which was previously reflected within stockholders' equity.

                                                                         TABLE 2
                      CENDANT CORPORATION AND SUBSIDIARIES
                  REVENUES AND ADJUSTED EBITDA BY SEGMENT (A)
                             (Dollars in millions)


                                                                              THREE MONTHS ENDED DECEMBER 31,
                                                           ------------------------------------------------------------------------
                                                                      REVENUES                         ADJUSTED EBITDA
                                                           -------------------------------     ------------------------------------
                                                              2002        2001   % CHANGE       2002 (C)       2001 (I)    % CHANGE
                                                           -------     -------   --------      ---------     ----------    --------

Real Estate Services                                       $ 1,506     $   532       183%      $  279 (D)    $ 289 (J)         (3%)
Hospitality                                                    541         369        47%         135          103 (K)         31%
Travel Distribution                                            381         362         5%         119          102 (L)         17%
Vehicle Services                                             1,127         879        28%          72           14            414%
Financial Services                                             273         342       (20%)         75           51             47%
                                                           -------     -------                -------      -------
Total Reportable Segments                                    3,828       2,484                    680          559
Corporate and Other (B)                                         21          10          *         (16)(E)      (16)(M)           *
                                                           -------     -------                -------      -------
CONTINUING OPERATIONS                                      $ 3,849     $ 2,494        54%       $ 664        $ 543             22%
                                                           =======     =======                =======      =======


                                                                           TWELVE MONTHS ENDED DECEMBER 31,
                                                           ------------------------------------------------------------------------
                                                                      REVENUES                         ADJUSTED EBITDA
                                                           -------------------------------     ------------------------------------
                                                              2002        2001   % CHANGE       2002 (C)       2001 (N)    % CHANGE
                                                           -------     -------   --------      ---------     ----------    --------
Real Estate Services                                       $ 4,687 (F) $ 1,859       152%      $  853 (G)   $  939 (O)         (9%)
Hospitality                                                  2,180       1,522        43%         625          513 (K)         22%
Travel Distribution                                          1,695         437       288%         524          108 (L)        385%
Vehicle Services                                             4,175       3,322        26%         408          290 (P)         41%
Financial Services                                           1,325       1,402        (5%)        449          310             45%
                                                           -------     -------                -------      -------
Total Reportable Segments                                   14,062       8,542                  2,859        2,160
Corporate and Other (B)                                         26          71          *         (98)(H)      (73)(Q)           *
                                                           -------     -------                -------      -------
CONTINUING OPERATIONS                                       14,088       8,613        64%       2,761        2,087             32%
Less: Move.com Group                                             -          10          *           -           (9)              *
                                                           -------     -------                -------      -------
CONTINUING OPERATIONS EXCLUDING MOVE.COM GROUP            $ 14,088     $ 8,603        64%     $ 2,761      $ 2,096             32%
                                                           =======     =======                =======      =======

------
  *  Not meaningful.

(A) In connection with the sale of the Company's car parking facility business, National Car Parks ("NCP"), on May 22, 2002, the account balances and activities of NCP have been segregated from the Company's Vehicle Services segment and reported as a discontinued operation for all periods presented.

(B) Principally reflects unallocated corporate overhead and, in the twelve months ended December 31, 2001, includes Move.com Group operating results.

(C) Excludes non-cash credits of $14 million related to changes in the original estimates of costs to be incurred in connection with the Company's restructuring initiatives undertaken during 2001 as a result of the September 11, 2001 terrorist attacks ($6 million, $1 million and $7 million of credits were recorded within Real Estate Services, Vehicle Services and Corporate and Other, respectively).

(D) Excludes a charge of $8 million principally related to the acquisition and integration of NRT Incorporated and other real estate brokerage businesses.

(E) Excludes a charge of $119 million for litigation and related costs, partially offset by a credit of $42 million related to the recovery from the Company's directors' and officers' liability insurance in connection with the principal securities litigation settled in 1999.

(F) Includes a write-down of $275 million (pre-tax) related to the impairment of the Company's mortgage servicing rights asset.

(G) Excludes a charge of $26 million principally related to the acquisition and integration of NRT and other real estate brokerage businesses and includes a write-down of $275 million (pre-tax) related to the impairment of the Company's mortgage servicing rights asset.

(H) Excludes $145 million of litigation and related costs and $4 million of acquisition and integration related costs. Such charges were partially offset by a credit of $42 million related to the recovery from the Company's directors' and officers' liability insurance in connection with the principal securities litigation settled in 1999.

(I) Excludes a charge of $116 million primarily in connection with restructuring and other initiatives undertaken as a result of the September 11, 2001 terrorist attacks ($31 million, $48 million, $6 million, $9 million and $25 million of charges were recorded within Real Estate Services, Hospitality, Travel Distribution, Financial Services and Corporate and Other, respectively, and $3 million of net credits were recorded within Vehicle Services).

(J) Excludes a charge of $94 million related to the impairment of the Company's mortgage servicing rights asset.

(K) Excludes a charge of $11 million related to the impairment of investments due in part to the September 11, 2001 terrorist attacks.

(L) Excludes charges of $23 million related to the acquisition and integration of Galileo International, Inc. and Cheap Tickets, Inc.

(M) Excludes charges of (i) $427 million primarily related to the impairment of the Company's investment in Homestore.com, Inc., (ii) $80 million related to the outsourcing of the Company's information technology operations to IBM in connection with the acquisition of Galileo,
     (iii) $58 million for litigation and related costs and (iv) $23 million related to the dispositions of non-strategic businesses in 1999. Such charges were partially offset by a gain of $5 million on the dispositions of non-strategic businesses.

(N) Excludes charges of $192 million primarily in connection with restructuring and other initiatives undertaken as a result of the September 11, 2001 terrorist attacks ($31 million, $51 million, $58 million, $7 million, $10 million and $35 million of charges were recorded within Real Estate Services, Hospitality, Vehicle Services, Travel Distribution, Financial Services and Corporate and Other, respectively).

(O) Excludes charges of $95 million related to the funding of an irrevocable contribution to the Real Estate Technology Trust and $94 million related to the impairment of the Company's mortgage servicing rights asset.

(P) Excludes charges of $5 million related to the acquisition and integration of Avis Group Holdings, Inc. and $2 million related to the impairment of investments due to the September 11, 2001 terrorist attacks.

(Q) Excludes charges of (i) $427 million primarily related to the impairment of the Company's investment in Homestore, (ii) $100 million for litigation and related costs, (iii) $85 million related to the funding of Trip Network, Inc., (iv) $80 million related to the outsourcing of the Company's information technology operations to IBM in connection with the acquisition of Galileo, (v) $26 million related to losses on the dispositions of non-strategic businesses in 1999, (vi) $7 million related to a non-cash contribution to the Cendant Charitable Foundation and (vii) $4 million related to the acquisition and integration of Avis. Such charges were partially offset by (i) a gain of $436 million related to the sale of the Company's real estate Internet portal, move.com, (ii) a gain of $7 million related to the dispositions of non-strategic businesses and (iii) a credit of $14 million to reflect an adjustment to the settlement charge recorded in the fourth quarter of 1998 for the PRIDES class action litigation.

                                                                         TABLE 3

                      CENDANT CORPORATION AND SUBSIDIARIES
                                 EPS BY QUARTER

                                                              ADJUSTED

                                                     YEAR ENDED DECEMBER 31, 2002
                                 ----------------------------------------------------------------------
                                 1st Qtr        2nd Qtr        3rd Qtr        4th Qtr         Full Year
                                 --------       --------       --------       --------        ---------
Continuing Operations            $   0.32       $   0.38       $   0.28       $   0.29        $   1.26

Discontinued Operations              0.03           0.02          --             --               0.05
                                 --------       --------       --------       --------        --------
TOTAL *                          $   0.34       $   0.40       $   0.28       $   0.29        $   1.31
                                 ========       ========       ========       ========        ========

                                                     YEAR ENDED DECEMBER 31, 2001
                                 ----------------------------------------------------------------------
                                 1st Qtr        2nd Qtr        3rd Qtr        4th Qtr         Full Year
                                 --------       --------       --------       --------        ---------
Continuing Operations            $   0.19       $   0.27       $   0.29       $   0.21        $   0.96

Discontinued Operations              0.02           0.02           0.02           0.02            0.09
                                 --------       --------       --------       --------        --------
TOTAL *                          $   0.21       $   0.30       $   0.32       $   0.23        $   1.05
                                 ========       ========       ========       ========        ========

                                                              REPORTED

                                                     YEAR ENDED DECEMBER 31, 2002
                                 ----------------------------------------------------------------------
                                 1st Qtr        2nd Qtr        3rd Qtr        4th Qtr         Full Year
                                 --------       --------       --------       --------        ---------
Continuing Operations            $   0.31       $   0.25       $   0.24       $   0.24        $   1.04

Discontinued Operations              0.03           0.02          --             --               0.05
                                 --------       --------       --------       --------        --------
TOTAL *                          $   0.34       $   0.27       $   0.24       $   0.24        $   1.09
                                 ========       ========       ========       ========        ========

                                                     YEAR ENDED DECEMBER 31, 2001
                                 ----------------------------------------------------------------------
                                 1st Qtr        2nd Qtr        3rd Qtr        4th Qtr         Full Year
                                 --------       --------       --------       --------        ---------
Continuing Operations            $   0.28       $   0.25       $   0.21       $  (0.33)       $   0.36

Discontinued Operations              0.02           0.02           0.02           0.02            0.09
                                 --------       --------       --------       --------        --------
TOTAL *                          $   0.30       $   0.27       $   0.23       $  (0.31)       $   0.45
                                 ========       ========       ========       ========        ========

                                                          PROJECTED REPORTED

                                                     YEAR ENDED DECEMBER 31, 2003
                                 -----------------------------------------------------------------------
                                 1st Qtr        2nd Qtr         3rd Qtr        4th Qtr         Full Year
                              -------------   -------------   -------------  -------------     ---------
Continuing Operations         $0.29 - $0.30   $0.42 - $0.44   $0.45 - $0.47  $0.27 - $0.29       $1.46

------
* May not add due to rounding. Not comparable to net income per share as such amounts do not include the losses on disposal of discontinued operations, extraordinary losses or cumulative effect of accounting changes.

                                                                         TABLE 4
                                                                   (PAGE 1 OF 2)

                       CENDANT CORPORATION AND AFFILIATES
                         SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)

                                                                                        THREE MONTHS ENDED DECEMBER 31,
                                                                                   -------------------------------------------
                                                                                      2002            2001          % CHANGE
                                                                                   -----------     -----------     -----------
REAL ESTATE SERVICES SEGMENT

      REAL ESTATE FRANCHISE
                  Closed Sides - Domestic                                              507,704         452,593         12%
                  Average Price                                                    $   197,084     $   172,397         14%
                  Royalty and Marketing Revenue                                    $   162,670     $   137,631         18%
                  Total Revenue (A)                                                $   169,363     $   152,856         11%

      REAL ESTATE BROKERAGE
                  Revenue from Real Estate Transactions (B)                        $   874,952          (C)
                  Other Revenue                                                    $    20,426          (C)
                  Total Revenue                                                    $   895,378          (C)

      RELOCATION
                  Service Based Revenue (Referrals, Outsourcing, etc.)             $    61,426     $    63,037         (3%)
                  Asset Based Revenue (Home Sale Closings and Financial Income)    $    35,936     $    40,435        (11%)
                  Total Revenue                                                    $    97,362     $   103,472         (6%)

      MORTGAGE
                  Production Loans Closed to be Securitized (millions) (D)         $    13,158     $    10,695         23%
                  Other Production Loans Closed (millions) (D)                     $     6,044     $     3,156         92%
                  Production Loans Sold (millions) (D)                             $    12,225     $    10,040         22%
                  Average Servicing Loan Portfolio (millions)                      $   112,250     $    95,157         18%
                  Production Revenue                                               $   303,523     $   222,993         36%
                  Gross Recurring Servicing Revenue                                $   108,134     $    94,436         15%
                  Amortization and Impairment of Mortgage Servicing Rights         $  (263,887)    $  (155,426)(E)     70%
                  Hedging Activity for Mortgage Servicing Rights                   $    98,942     $    14,610          *
                  Other Servicing Revenue (F)                                      $      (394)    $    (5,572)         *
                  Total Revenue                                                    $   246,318     $   264,641 (G)      *

      SETTLEMENT SERVICES
                  Title and Appraisal Units                                            127,875         123,514          4%
                  Total Revenue (H)                                                $    98,979     $    10,751          *

HOSPITALITY SEGMENT

      LODGING
                  RevPar                                                           $     22.01     $     21.79 (I)      1%
                  Weighted Average Rooms Available                                     508,414         516,476         (2%)
                  Royalty, Marketing and Reservation Revenue                       $    76,722     $    71,569 (I)      7%
                  Total Revenue                                                    $   100,669     $    88,235 (I)     14%

      RCI (J)
                  Average Subscriptions                                              2,915,764       2,852,316          2%
                  Average Subscription Fee                                         $     55.77     $     56.08         (1%)
                  Subscription Revenue                                             $    40,650     $    39,993          2%
                  Timeshare Exchanges                                                  372,153         355,944          5%
                  Average Exchange Fee                                             $    150.58     $    140.22          7%
                  Exchange Fee Revenue                                             $    56,038     $    49,909         12%
                  Total Revenue                                                    $   130,733     $   125,239          4%

      FAIRFIELD RESORTS
                  Tours                                                                119,504         109,487          9%
                  Total Revenue (K)                                                $   167,503     $   153,203          9%

      TRENDWEST RESORTS
                  Tours                                                                 84,731          86,412         (2%)
                  Total Revenue                                                    $   112,929         (C)

----------
*    Not meaningful.

(A)  In 2001, includes a $9 million preferred dividend from NRT.

(B)  Net of royalties paid to Real Estate Franchise.

(C) The operations of these businesses were acquired in, or subsequent to, the fourth quarter of 2001. Accordingly, fourth quarter 2001 revenues are not comparable to the current period amounts.

(D) Loan closings increased at a faster rate than loan sales due to an increase in the mix of loans produced on a private label basis (referred to as Other Production Loans Closed above) which are originated for the Company's private label partners or other investors for which the Company is paid a fee.

(E) Includes $94 million of mortgage servicing rights impairment during fourth quarter 2001, which was not recorded within revenues and is not included in Adjusted EBITDA.

(F) Includes net interest expense of $18 million and $16 million for 2002 and 2001, respectively.

(G)  In 2001, excludes $94 million of mortgage servicing rights impairment.

(H) In 2001, includes only the revenue of the existing settlement services operations prior to the Company's acquisition of NRT.

(I) The Company initially under-estimated the decline in third quarter royalty revenue resulting from the September 11, 2001 terrorist attacks. The amounts presented herein exclude the royalty true-up that relates to actual third quarter results, but was recorded by the Company in fourth quarter 2001. Including such adjustment, the RevPar, Royalty, Marketing and Reservation Revenues and Total Revenues (as reported) for 2001 are $20.50, $66,630 and $83,296, respectively.

(J)  Includes weeks and points members.

(K)  In 2002, includes $20 million of revenues from Equivest.

                                                                         TABLE 4
                                                                   (PAGE 2 OF 2)

                       CENDANT CORPORATION AND AFFILIATES
                         SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)


                                                           THREE MONTHS ENDED DECEMBER 31,
                                                          --------------------------------
                                                            2002        2001      % CHANGE
                                                          --------    --------    --------
TRAVEL DISTRIBUTION SEGMENT

      GALILEO
             Domestic Booking Volume (000's)
                 Air                                        19,574      17,612          11%
                 Car/Hotel                                   4,199       3,849           9%
             International Booking Volume (000's)
                 Air                                        37,816      36,726           3%
                 Car/Hotel                                   1,243       1,221           2%
             Worldwide Booking Volume (000's)
                 Air                                        57,390      54,338           6%
                 Car/Hotel                                   5,442       5,070           7%

             Total Galileo Revenue                        $353,223    $336,697           5%

VEHICLE SERVICES SEGMENT

      CAR RENTAL (AVIS ONLY)
             Rental Days (000's)                            13,670      12,799           7%
             Time and Mileage Revenue per Day             $  40.04    $  37.04           8%
             Average Length of Rental (stated in Days)        3.60        3.75          (4%)
             Total Revenue                                $592,772    $510,969          16%

      VEHICLE MANAGEMENT AND FUEL CARD SERVICES
             Average Fleet (Leased)                        316,966     317,423          --
             Average Number of Cards (000's)                 3,904       3,836           2%
             Service Based Revenue                        $ 52,408    $ 43,200          21%
             Asset Based Revenue  (A)                     $321,390    $325,156          (1%)
             Total Revenue                                $373,798    $368,356           1%

FINANCIAL SERVICES SEGMENT
             Insurance/Wholesale-related Revenue          $143,580    $142,622           1%
             Individual Membership Royalty Revenue (B)    $  4,326    $   --           100%
             Other Individual Membership Revenue (C)      $119,298    $195,224         (39%)
             Total Revenue                                $273,290    $341,216         (20%)

----------
(A) Reflects a decline in revenue due to lower interest expense on vehicle funding, which is substantially passed through to clients and therefore results in lower revenues but has a minimal EBITDA impact.

(B) Reflects Cendant's royalty received on revenues generated by members who joined the clubs and programs subsequent to July 2001. The revenue generated by these new members is recognized by Trilegiant and is not included in the above table. Cendant receives a royalty of 5% (growing to approximately 16% over 10 years), with minimal associated expenses, on the revenues recognized by Trilegiant in connection with the new members.

(C) Reflects a decline due to the outsourcing of the Company's individual membership business in July 2001 to Trilegiant. While the Company continues to collect membership fees from its existing members as of July 2001, it does not collect the membership fees from new members who joined the clubs and programs subsequent to July 2001. Trilegiant recognizes the revenues generated by these new members (see (B) above). Accordingly, the Company expects revenues for this segment to continue to trend down in future quarters.

                                                                         TABLE 5

                      CENDANT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN BILLIONS)

                                                            DECEMBER 31, 2002      DECEMBER 31, 2001
                                                            -----------------      -----------------
ASSETS
Current assets:
        Cash and cash equivalents                                $  0.1                  $  1.9
        Stockholder litigation settlement trust                     --                      1.4
        Assets of discontinued operations                           --                      1.3
        Other current assets                                        3.3                     3.1
                                                                 ------                  ------
Total current assets                                                3.4                     7.7

Property and equipment, net                                         1.8                     1.4
Goodwill, net                                                      10.6                     7.2
Other non-current assets                                            5.1                     5.3
                                                                 ------                  ------
Total assets exclusive of assets under programs                    20.9                    21.6

Assets under management and mortgage programs                      15.0                    11.9
                                                                 ------                  ------
TOTAL ASSETS                                                     $ 35.9                  $ 33.5
                                                                 ======                  ======


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
        Current portion of long-term debt                        $  --                   $  0.4
        Stockholder litigation settlement                           --                      2.9
        Liabilities of discontinued operations                      --                      0.2
        Other current liabilities                                   5.0                     4.3
                                                                 ------                  ------
Total current liabilities                                           5.0                     7.8

Long-term debt, excluding Upper DECS                                5.6                     5.7
Upper DECS                                                          0.9                     0.9
Other non-current liabilities                                       0.9                     0.7
                                                                 ------                  ------
Total liabilities exclusive of liabilities under programs          12.4                    15.1

Liabilities under management and mortgage programs                 13.8                    10.9

Mandatorily redeemable preferred interest in a subsidiary           0.4                     0.4
Total stockholders' equity                                          9.3                     7.1
                                                                 ------                  ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 35.9                  $ 33.5
                                                                 ======                  ======


                                                                         TABLE 6


                      CENDANT CORPORATION AND SUBSIDIARIES
SCHEDULE OF CORPORATE DEBT AND NET STOCKHOLDER LITIGATION SETTLEMENT OBLIGATION (A)
                                  (IN MILLIONS)

EARLIEST
MANDATORY
REDEMPTION        MATURITY                                             DECEMBER 31,  SEPTEMBER 30,  JUNE 30,  MARCH 31, DECEMBER 31,
   DATE             DATE                                                   2002          2002         2002      2002       2001
--------------  -------------                                          ------------  -------------  --------  --------- ------------
                                 CORPORATE DEBT:
December 2003   December 2003         7 3/4% notes                        $  966         $1,042      $1,071    $1,150      $1,150
 August 2006     August 2006          6 7/8% notes                           850            850         850       850         850
  May 2009        May 2009            11% senior subordinated
                                         notes                               530            554         571       577         584
November 2004   November 2011         3 7/8% convertible
                                         senior debentures (B)             1,200          1,200       1,200     1,200       1,200
February 2004   February 2021         Zero coupon senior convertible
                                         contingent notes (C)                420            417         678       925         920
  May 2003        May 2021            Zero coupon convertible
                                         debentures (D)                      857          1,000       1,000     1,000       1,000
                December 2005         Revolver borrowings                    600           --           --        --          --
                February 2002         3% convertible subordinated
                                         notes                               --            --           --        --           390
                                      Net hedging gains (losses) (E)          89             95          44        (6)         11
                                      Other                                   89             51          52        24          27
                                                                          ------         ------      ------    ------      ------
                                      Total corporate debt,
                                         excluding Upper DECS              5,601          5,209       5,466     5,720       6,132
                                                                          ------         ------      ------    ------      ------
                                 NET STOCKHOLDER LITIGATION
                                    SETTLEMENT OBLIGATION:
                                      Stockholder litigation
                                         settlement obligation              --             --          --       2,850       2,850
                                      Less: Payments made to the
                                        stockholder litigation
                                        settlement trust                    --             --          --       1,660       1,410
                                                                          ------         ------      ------    ------      ------
                                      Net stockholder litigation
                                        settlement obligation               --             --          --       1,190       1,440
                                                                          ------         ------      ------    ------      ------
                                 TOTAL CORPORATE DEBT AND NET
                                   STOCKHOLDER LITIGATION
                                   SETTLEMENT OBLIGATION                  $5,601         $5,209      $5,466    $6,910      $7,572
                                                                          ======         ======      ======    ======      ======
                                 NET DEBT TO TOTAL
                                   CAPITALIZATION RATIO (F)                   36%            35%         35%       37%         37%

----------
(A) Amounts presented herein exclude liabilities under management and mortgage programs and the Company's mandatorily convertible Upper DECS securities.

(B) Each $1,000 principal amount is convertible into 41.58 shares of CD common stock during 2003 if the average price of CD common stock exceeds $28.59 during the stipulated measurement periods. The average price of CD common stock at which the debentures are convertible decreases annually by a stipulated percentage. Redeemable by the Company after November 27, 2004. Holders may require the Company to repurchase the notes on November 27, 2004 and 2008.

(C) Each $1,000 principal amount is convertible into 33.4 shares of CD common stock during Q1, Q2, Q3 and Q4 of 2003 if the average price of CD common stock exceeds $21.06, $21.19, $21.32 and $21.45, respectively, during the stipulated measurement period. The average price of CD common stock at which the notes are convertible increases on a quarterly basis by a stipulated percentage. Redeemable by the Company after February 13, 2004. Holders may require the Company to repurchase the notes on February 13, 2004, 2009 and 2014. Issued at a discount resulting in a yield-to-maturity of 2.5%.

(D) Each $1,000 principal amount is convertible into 39.08 shares of CD common stock if the average price of CD common stock exceeds $28.15 during the stipulated measurement periods. Redeemable by the Company after May 4, 2004. Holders may require the Company to repurchase the notes on May 4, 2003, 2004, 2006, 2008, 2011 and 2016. Amended to provide for cash interest payments of 3% per annum beginning May 5, 2002 and continuing through May 4, 2003 payable on a semi-annual basis.

(E) Represents derivative gains (losses) resulting from fair value hedges, $52 million of which have been realized as of December 31, 2002 and will be amortized by the Company to offset future interest expense.

(F) Reflects the Company's net debt (net of cash and cash equivalents and excluding the Upper DECS, debt related to management and mortgage programs and net stockholder litigation settlement obligation) to total capitalization ratio (including net debt and the Upper DECS).

                                                                         TABLE 7

                      CENDANT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)

                                                                                     TWELVE MONTHS ENDED
                                                                                         DECEMBER 31,
                                                                                   -------------------------
                                                                                     2002             2001
                                                                                   --------         --------
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities exclusive of management
          and mortgage programs                                                    $   (890)(A)     $  1,398
Net cash provided by operating activities of management
          and mortgage programs                                                       2,147            1,389
                                                                                   --------         --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                             1,257            2,787
                                                                                   --------         --------

INVESTING ACTIVITIES
Property and equipment additions                                                       (399)            (329)
Proceeds from (payments to) stockholder litigation settlement trust                   1,410           (1,060)
Net assets acquired (net of cash acquired) and acquisition-related payments          (1,371)          (2,757)
Net proceeds from dispositions of businesses                                          1,151              109
Other, net                                                                              (23)            (169)
                                                                                   --------         --------
Net cash provided by (used in) investing activities exclusive of management
          and mortgage programs                                                         768           (4,206)
                                                                                   --------         --------

MANAGEMENT AND MORTGAGE PROGRAMS:
          Investment in vehicles                                                    (17,168)         (14,906)
          Payments received on investment in vehicles                                15,141           13,324
          Origination of timeshare receivables                                       (1,118)            (497)
          Principal collection of timeshare receivables                               1,046              538
          Equity advances on homes under management                                  (5,968)          (6,306)
          Repayment on advances on homes under management                             6,028            6,340
          Net additions to mortgage servicing rights                                   (377)            (760)
          Net additions to hedge of mortgage servicing rights                          (285)             (42)
          Proceeds from sales of mortgage servicing rights                               16               58
                                                                                   --------         --------
                                                                                     (2,685)          (2,251)
                                                                                   --------         --------

NET CASH USED IN INVESTING ACTIVITIES                                                (1,917)          (6,457)
                                                                                   --------         --------

FINANCING ACTIVITIES
Proceeds from borrowings                                                                637            5,608
Principal payments on borrowings                                                     (2,111)          (2,213)
Issuances of common stock                                                               112              877
Repurchases of common stock                                                            (288)            (254)
Other, net                                                                              (64)            (153)
                                                                                   --------         --------
Net cash provided by (used in) financing exclusive of management
          and mortgage programs                                                      (1,714)           3,865
                                                                                   --------         --------

MANAGEMENT AND MORTGAGE PROGRAMS:
          Proceeds from borrowings                                                   15,171            9,460
          Principal payments on borrowings                                          (14,614)          (8,798)
          Net change in short-term borrowings                                          (114)             116
                                                                                   --------         --------
                                                                                        443              778
                                                                                   --------         --------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                  (1,271)           4,643
                                                                                   --------         --------

Effect of changes in exchange rates on cash and cash equivalents                         41               (8)
Cash provided by discontinued operations                                                 74              121
                                                                                   --------         --------
Net increase (decrease) in cash and cash equivalents                                 (1,816)           1,086
Cash and cash equivalents, beginning of period                                        1,942              856
                                                                                   --------         --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                           $    126         $  1,942
                                                                                   ========         ========

---------
(A) Net cash provided by operating activities exclusive of management and mortgage programs is $2.0 billion when excluding the application of the prior payments to the stockholder litigation settlement trust of $2.85 billion ($1.41 billion in 2001, the first quarter 2002 payment of $250 million and the funding of the remaining settlement liability balance, including interest, of $1.19 billion on May 24, 2002).

                                                                         TABLE 8

                      CENDANT CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED SCHEDULES OF FREE CASH FLOWS (A)
                                  (IN MILLIONS)

                                                                    TWELVE MONTHS ENDED
                                                                        DECEMBER 31,
                                                                  -----------------------
                                                                    2002            2001
                                                                  -------         -------
Adjusted EBITDA (B)                                               $ 2,761         $ 2,087
Interest expense, including minority interest (C)                    (277)           (269)
Tax payments, net of refunds                                          (62)            (36)
                                                                  -------         -------
CASH FLOW                                                           2,422           1,782

Working capital                                                      (227)            108
Capital expenditures                                                 (399)           (329)
Restructuring and other unusual payments                              (81)           (132)
                                                                  -------         -------
FREE CASH FLOW BEFORE MANAGEMENT AND MORTGAGE PROGRAMS (D)          1,715           1,429

Management and mortgage programs (E) (F)                              (95)            (84)
                                                                  -------         -------
FREE CASH FLOW                                                      1,620           1,345

Acquisitions, net of cash acquired                                 (1,371)         (2,757)
Net (repurchases)/issuances of equity securities                     (176)            623
Net proceeds from dispositions of businesses                        1,151             109
Funding of stockholder litigation settlement                       (1,440)         (1,060)
Investments and other (G)                                            (126)           (569)
Net (repayments of)/proceeds from borrowings                       (1,474)          3,395
                                                                  -------         -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              $(1,816)        $ 1,086
                                                                  =======         =======

-------
(A) Free cash flow is a measure used by the Company's management to evaluate liquidity and financial condition. Free cash flow represents cash available for the repayment of debt and other corporate purposes such as acquisitions and investments. The Company has provided the Consolidated Schedules of Free Cash Flows as it reflects the measure by which management evaluates the performance of its cash flows. Such measure of performance may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. Therefore, free cash flow should not be construed as a substitute for income or cash flow from operations in measuring operating results or liquidity. A reconciliation of free cash flow to the appropriate measure recognized under generally accepted accounting principles is included within footnote (D) herein. The Consolidated Schedules of Free Cash Flows for the twelve months ended December 31, 2002 and 2001 should be read in conjuction with the Company's Consolidated Condensed Statements of Cash Flows and Consolidated Condensed Statements of Operations in Tables 7 and 1, as well as the Company's Consolidated Statements of Cash Flows and Consolidated Statements of Operations included within the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001 filed with the Securities and Exchange Commission on December 19, 2002.

(B)  See Table 2 for items excluded from Adjusted EBITDA.

(C) Excludes non-cash accretion recorded on the Company's zero-coupon senior convertible notes and includes the before tax amounts of minority interest.

(D) The reconciliation of Free Cash Flow before Management and Mortgage Programs to Net Cash Provided by (Used in) Operating Activities Exclusive of Management and Mortgage Programs is as follows:






                                                                                   TWELVE MONTHS ENDED
                                                                                       DECEMBER 31,
                                                                                 -----------------------
                                                                                   2002            2001
                                                                                 -------         -------
     FREE CASH FLOW BEFORE MANAGEMENT AND MORTGAGE PROGRAMS                      $ 1,715         $ 1,429
     Reconciling items:
             Capital expenditures                                                    399             329
             Funding of stockholder litigation settlement liability               (2,850)           --
             Restricted cash used in insurance operations                            (49)            (75)
             Unusual charges                                                         (30)           (192)
             Other, including interest on litigation settlement liability            (75)            (93)
                                                                                 -------         -------
     NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES EXCLUSIVE OF
          MANAGEMENT AND MORTGAGE PROGRAMS (SEE TABLE 7)                         $  (890)        $ 1,398
                                                                                 =======         =======

(E)  Net Change in Cash from Management and Mortgage Programs is as follows:

                                                                                  TWELVE MONTHS ENDED
                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                   2002           2001
                                                                                 -------        -------
     MANAGEMENT AND MORTGAGE PROGRAMS (E)
             Net investment in vehicles                                            $(245)        $(171)
             Net mortgage originations and sales                                    (558)         (320)
             Net mortgage servicing rights                                           277          (446)
             Net timeshare receivables                                               (72)           41
             Net relocation receivables                                               60            34
             Net financing for assets under management and mortgage programs         443           778
                                                                                   -----         -----
     NET CHANGE IN CASH FROM MANAGEMENT AND MORTGAGE PROGRAMS                      $ (95)        $ (84)
                                                                                   =====         =====

(F) Cash flows related to management and mortgage programs may fluctuate significantly from period to period due to the timing of the underlying management and mortgage program transactions (i.e., timing of mortgage loan origination versus sale). For the twelve months ended December 31, 2002, the net change in cash from management and mortgage programs represents (i) $2,147 million of net cash provided by operating activities, (ii) $2,685 million of net cash used in investing activities and (iii) $443 million of net cash provided by financing activities, as detailed on Table 7. For the twelve months ended December 31, 2001, the net change in cash from management and mortgage programs represents (i) $1,389 million of net cash provided by operating activities, (ii) $2,251 million of net cash used in investing activities and (iii) $778 million of net cash provided by financing activities, as detailed on Table 7.

(G) The activity for the twelve months ended December 31, 2002 primarily relates to cash payments associated with (i) interest on the stockholder litigation settlement, (ii) the insurance operations of subsidiaries and
     (iii) the repurchase of loans in foreclosure, net of cash received on the sale of marketable securities. The activity for the twelve months ended December 31, 2001 includes cash payments associated with (i) the funding of marketing expenses incurred by Trilegiant Corporation ($104 million), (ii) an investment in NRT Incorporated ($94 million), (iii) the contribution to the technology trust ($95 million), (iv) the creation of Trip Network, Inc. ($45 million) and (v) other payments, primarily related to preferred stock investments.

                                                                         TABLE 9

                      CENDANT CORPORATION AND SUBSIDIARIES
                   REVENUES AND ADJUSTED EBITDA BY SEGMENT (A)
                                  (IN MILLIONS)


YEAR ENDED DECEMBER 31, 2002
                                                  REVENUES                                        ADJUSTED EBITDA
                               ------------------------------------------------  -------------------------------------------------
                                                                         FULL                                               FULL
                               1ST QTR   2ND QTR   3RD QTR    4TH QTR    YEAR    1ST QTR   2ND QTR   3RD QTR    4TH QTR     YEAR
                               -------   -------   -------    -------   -------   ------    ------    ------    -------    -------
Real Estate Services           $   410   $ 1,440   $ 1,331      1,506   $ 4,687   $  182    $  323    $   69        279    $   853
Hospitality                        403       565       671        541     2,180      112       173       205        135        625
Travel Distribution                444       438       432        381     1,695      146       130       129        119        524
Vehicle Services                   933     1,030     1,085      1,127     4,175       70       123       143         72        408
Financial Services                 419       311       322        273     1,325      164        88       122         75        449
                               -------   -------   -------    -------   -------   ------    ------    ------    -------    -------
Total Reportable Segments        2,609     3,784     3,841      3,828    14,062      674       837       668        680      2,859
Corporate and Other                  7      --          (2)        21        26      (12)      (38)      (32)       (16)       (98)
                               -------   -------   -------    -------   -------   ------    ------    ------    -------    -------
CONTINUING OPERATIONS          $ 2,616   $ 3,784   $ 3,839    $ 3,849   $14,088   $  662    $  799    $  636    $   664    $ 2,761
                               =======   =======   =======    =======   =======   ======    ======    ======    =======    =======

YEAR ENDED DECEMBER 31, 2001
                                                  REVENUES                                        ADJUSTED EBITDA
                               ------------------------------------------------  -------------------------------------------------
                                                                         FULL                                               FULL
                               1ST QTR   2ND QTR   3RD QTR    4TH QTR    YEAR    1ST QTR   2ND QTR   3RD QTR    4TH QTR     YEAR
                               -------   -------   -------    -------   -------   ------    ------    ------    -------    -------
Real Estate Services           $   339   $   474   $   514    $   532   $ 1,859   $  132    $  231    $  287    $   289    $   939
Hospitality                        240       448       465        369     1,522      102       156       152        103        513
Travel Distribution                 25        26        24        362       437        2         3         1        102        108
Vehicle Services                   379     1,028     1,036        879     3,322       69       112        95         14        290
Financial Services                 390       332       338        342     1,402      131        70        58         51        310
                               -------   -------   -------    -------   -------   ------    ------    ------    -------    -------
Total Reportable Segments        1,373     2,308     2,377      2,484     8,542      436       572       593        559      2,160
Corporate and Other                 38        11        12         10        71      (18)      (16)      (23)       (16)       (73)
                               -------   -------   -------    -------   -------   ------    ------    ------    -------    -------
CONTINUING OPERATIONS            1,411     2,319     2,389    $ 2,494     8,613      418       556       570        543      2,087
Move.com Group                      10      --        --         --          10       (9)     --        --         --           (9)
                               -------   -------   -------    -------   -------   ------    ------    ------    -------    -------
CONTINUING OPERATIONS
  EXCLUDING MOVE.COM GROUP     $ 1,401   $ 2,319   $ 2,389    $ 2,494   $ 8,603   $  427    $  556    $  570    $   543    $ 2,096
                               =======   =======   =======    =======   =======   ======    ======    ======    =======    =======

--------------
(A) In connection with the sale of the Company's car parking facility business, National Car Parks ("NCP"), on May 22, 2002, the account balances and activities of NCP have been segregated from the Company's Vehicle Services segment and reported as a discontinued operation for all periods presented.

                                                                        TABLE 10

                      CENDANT CORPORATION AND SUBSIDIARIES
       ORGANIC SEGMENT GROWTH FOR THE THREE MONTHS ENDED DECEMBER 31, 2002
                                  (IN MILLIONS)

                                            REVENUES                                 ADJUSTED EBITDA
                               ----------------------------------           ----------------------------------
                                2002          2001           %               2002           2001           %
                               ------        ------        ------           ------         ------       ------
Real Estate Services           $  605 (B)    $  523 (G)      16% (G)        $  268 (B)     $  280 (G)     (4%) (G)
Hospitality                       388 (C)       369           5%               116 (C)        103         13%
Travel Distribution               358 (D)       362          (1%)              111 (D)        102          9%
Vehicle Services (A)              967 (E)       879          10%                65 (E)         14        364%
Financial Services                273 (F)       342         (20%)               80 (F)         51         57%
                               ------        ------                         ------         ------
Total Reportable Segments      $2,591        $2,475           5%            $  640         $  550         16%
                               ======        ======                         ======         ======

NOTE: REFER TO TABLE 2 FOR TOTAL SEGMENT GROWTH.

(A) In connection with the sale of the Company's car parking facility business, National Car Parks ("NCP"), on May 22, 2002, the account balances and activities of NCP have been segregated from the Company's Vehicle Services segment and reported as a discontinued operation for all periods presented.

(B) Includes revenue and Adjusted EBITDA of $78 million and $12 million, respectively, related to NRT Incorporated (acquired in April 2002). These amounts represent the revenue and Adjusted EBITDA recorded by NRT during the period that were in excess of the amounts forecasted in the original acquisition model and hence are viewed by the Company as organic growth.

(C) Excludes aggregate revenues and Adjusted EBITDA of $153 million and $19 million, respectively, related to Trendwest Resorts, Inc. (acquired in April 2002), Equivest Finance, Inc. (acquired in February 2002), Novasol A.S. (acquired in April 2002), Welcome Holidays Limited (acquired in June
     2002) and The International Life Group (acquired in October 2002).

(D) Excludes aggregate revenues and Adjusted EBITDA of $23 million and $8 million, respectively, related to Sigma (a Galileo distribution partner in Italy acquired in June 2002), Trust International (acquired in July 2002), Lodging.com (acquired in August 2002), TIMAS Ltd (a Galileo distribution partner in Ireland acquired in September 2002) and a venture with Marriot International, Inc. (formed in March 2002).

(E) Excludes revenues and Adjusted EBITDA of $160 million and $7 million, respectively, related to Budget Group, Inc. (acquired in November 2002).

(F) Excludes Adjusted EBITDA losses of $5 million (the revenue impact was de minimis) related to Tax Services of America, Inc. (acquired in January
     2002).

(G) Excludes NRT preferred dividends of $9 million and a charge of $94 million related to the impairment of Company's mortgage servicing rights asset. Including the $94 million impairment charge, organic growth for revenues and Adjusted EBITDA would be 41% and 44%, respectively.

                                                                        TABLE 11

                      CENDANT CORPORATION AND SUBSIDIARIES
    RECONCILIATION OF ADJUSTED EBITDA TO REPORTED EBITDA AND OPERATING INCOME
                              (DOLLARS IN MILLIONS)

                         THREE MONTHS ENDED DECEMBER 31,
                         -------------------------------

                                                                                 2002       2001
                                                                                -------    ------
Adjusted EBITDA                                                             $     664      $ 543
Less:
      Acquisition and integration related costs (A)                                 5        104
      Litigation and related costs, net                                            77         58
      Restructuring and other unusual charges                                     (14)       116
      Mortgage servicing rights impairment                                         --         94
Plus:  Gains on dispositions of businesses                                         --          5
Less:  Losses on dispositions of businesses                                        --         23
Less:  Impairment of investments                                                   --        441
                                                                          -----------    -------
REPORTED EBITDA                                                                   596       (288)
Less:  Non-program related depreciation and amortization                          129        148
Less:  Amortization of pendings and listings                                       17         --
                                                                         ------------  ---------
OPERATING INCOME                                                            $     450   $   (436)
                                                                         ============  =========


                        TWELVE MONTHS ENDED DECEMBER 31,
                        --------------------------------
                                                                                 2002       2001
                                                                         ------------   --------
Adjusted EBITDA                                                             $   2,761   $  2,087
Less:
       Acquisition and integration related costs (A)                               29        112
       Litigation and related costs, net                                          103         86
       Restructuring and other unusual charges                                    (14)       379
       Mortgage servicing rights impairment                                        --         94
Plus:  Gains on dispositions of businesses                                         --        443
Less:  Losses on dispositions of businesses                                        --         26
Less:  Impairment of investments                                                   --        441

                                                                          -----------   --------
REPORTED EBITDA                                                                 2,643      1,392
Less:  Non-program related depreciation and amortization                          466        477
Less:  Amortization of pendings and listings                                      256         --
                                                                         ------------   --------
OPERATING INCOME                                                         $      1,921   $    915
                                                                         ============   ========


-------
 (A) Does not include the non-cash amortization of pendings and listings of $17 million and $256 million during the three and twelve months ended December 31, 2002 as such amounts represent amortization and are therefore not included in Reported EBITDA.